SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12
RED LION HOTELS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY PROXY - SUBJECT TO COMPLETION - DATED MARCH 23, 2020

April [●], 2020

Dear Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Red Lion Hotels Corporation at 9:00 a.m. MDT on Tuesday, May 19, 2020. The meeting will be held at Red Lion Hotels Corporation, 1550 Market Street, Suite 500, Denver, Colorado, 80202.

The accompanying Notice of 2020 Annual Meeting of Shareholders and Proxy Statement describe the matters to be presented at the meeting. In addition, management will speak on our developments of the past year and respond to comments and questions of general interest to shareholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. Voting by written proxy will ensure your shares are represented at the meeting.

Sincerely,

R. Carter Pate
Chairman of the Board

IMPORTANT

A proxy statement and WHITE proxy card are enclosed. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any shareholder of record attending the meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN

If you need assistance voting your shares, please contact Red Lion’s proxy solicitor, Laurel Hill Advisory Group, LLC at 888-742-1305.

PRELIMINARY PROXY - SUBJECT TO COMPLETION - DATED MARCH 23, 2020

RED LION HOTELS CORPORATION

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2020

To the Shareholders of Red Lion Hotels Corporation:

The 2020 Annual Meeting of Shareholders of Red Lion Hotels Corporation will be held at 9:00 a.m. MDT on Tuesday, May 19, 2020 at Red Lion Hotels Corporation, 1550 Market Street, Suite 500, Denver, Colorado, 80202 for the following purposes:

(1)	Election of seven individuals to the Board of Directors;

(2)	Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2020;

(3)	Advisory (non-binding) vote to approve executive compensation; and

(4)	Transaction of such other business as may properly come before the meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed March 24, 2020 as the record date for the meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

Ouray Select, LP, a shareholder of record (“Ouray”), has provided notice to the Company of its intention to put forth individuals (the “Ouray Nominees”) for election as directors at the Annual Meeting of Shareholders. The Board is unanimously OPPOSED to the nominations of the Ouray Nominees and does not believe that election of these individuals is in the best interest of the Company or its shareholders.

You may receive solicitation materials from Ouray, including a proxy statement and proxy cards. The Board urges you not to sign or return or vote on any proxy cards sent to you by Ouray.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE MEETING AND VOTE IN PERSON, WE URGE SHAREHOLDERS TO PROMPTLY VOTE BY PHONE OR INTERNET FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED WHITE PROXY CARD OR TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

For specific instructions on voting, please refer to the proxy card or the information provided by your bank, broker or other holder of record. Even if you vote your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a bank, broker or other holder of record and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the bank, broker or other holder of record.

By Order of the Board of Directors

Thomas L. McKeirnan
Secretary

Denver, Colorado

April [•], 2020

The 2019 Annual Report of Red Lion Hotels Corporation accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 19, 2020:

The Notice of Meeting, Proxy Statement, Proxy Card and 2019 Annual Report

are available at https://rlhcorp.gcs-web.com/annual-reports-and-proxies.

Important Notice regarding COVID-19: We intend to hold the Annual Meeting in person. However, we are monitoring the protocols that federal, state, and local governments may recommend or require in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). In the event we determine it is necessary or appropriate to take additional steps regarding how we conduct the Annual Meeting, we will announce this decision in advance, and details will be posted on our website at http://ir.redlion.com and filed with the SEC.

PRELIMINARY PROXY - SUBJECT TO COMPLETION - DATED MARCH 23, 2020

RED LION HOTELS CORPORATION

1550 Market Street, Suite 425

Denver, Colorado 80202

2020 PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Red Lion Hotels Corporation, a Washington corporation, for use at the 2020 Annual Meeting of Shareholders to be held 9:00 a.m. MDT on Tuesday, May 19, 2020 at Red Lion Hotels Corporation, 1550 Market Street, Suite 500, Denver, Colorado, 80202.

Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the meeting. This proxy statement and the accompanying proxy card are first being mailed on or about April [●], 2020 to all shareholders entitled to vote at the meeting.

Who Can Vote

You are entitled to vote at the meeting if you were a holder of record of our common stock, $.01 par value, at the close of business on March 24, 2020. Your shares may be voted at the meeting only if you are present in person or represented by a valid proxy.

For the ten days prior to the meeting, a list of shareholders entitled to vote at the meeting will be available during ordinary business hours for examination by any shareholder, for any purpose germane to the meeting, at our principal executive office at 1550 Market Street, Suite 425, Denver, Colorado 80202. This list will also be available at the meeting.

Shares Outstanding and Quorum

At the close of business on March 24, 2020, there were [●] shares of our common stock outstanding and entitled to vote. A majority of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the meeting.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) “FOR” election of the seven director nominees named below; (ii) “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2020; and (iii) “FOR” approval, on an advisory basis, of the compensation of our named executive officers. If one or more of the director nominees should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies may be voted in favor of the election of a substitute nominee or nominees proposed by the Board.

The proxy holders named in the enclosed WHITE proxy are authorized to vote in their discretion on any other matters that may properly come before the meeting or any adjournments thereof. At the time this proxy statement went to press, management was not aware of any matter that may properly be presented for action at the meeting other than those described in this proxy statement. In addition, no shareholder proposal was received on a timely basis, so no such other matters may be brought to a vote at the meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. Shareholders of record may revoke a proxy by delivering a written notice of revocation or a duly executed proxy bearing a later date to our Secretary at our principal executive office at 1550 Market Street, Suite 425, Denver, Colorado 80202, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other holder of record, you may change your vote by submitting new voting instructions to that holder of record. Please note that if your shares are held of record by a broker, bank or other holder of record and you decide to attend the meeting, you may vote at the meeting only if you present a legal proxy issued in your name from that holder of record.

Voting of Shares

Shareholders of record as of the close of business on March 24, 2020 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the meeting. You may vote by attending the meeting and voting in person or by completing and mailing the enclosed proxy card or the form forwarded by your bank, broker or other holder of record. If your shares are held by a bank, broker or other holder of record, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies that are received before the polls are closed at the meeting and are not revoked or superseded will be voted at the meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the meeting but not voting, shares represented by proxies that reflect abstentions on one or more proposals and broker non-votes will be counted as present for purposes of determining a quorum.

Abstentions on any of the proposals under consideration at the annual meeting will generally not count as votes “cast”. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and does not have (or elects not to exercise) discretionary authority to vote the shares without such instructions. The effect of abstentions and broker non-votes on each of the proposals on the agenda for the annual meeting is discussed below in the sections discussing those proposals.

Solicitation of Proxies

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. We will also furnish copies of the proxy materials to banks, brokers and other holders of record holding in their names shares of our common stock that are beneficially owned by others, so that the proxy materials can be forwarded to those beneficial owners. We will reimburse these banks, brokers and other holders of record for costs incurred in forwarding the proxy materials to the beneficial owners. In addition, the Company has retained Laurel Hill Advisory Group, LLC to assist with the solicitation of proxies for a fee of $25,000, plus reimbursement of certain out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Under our Articles of Incorporation and By-Laws, the Board consists of from three to thirteen directors, as determined from time to time by resolution of the Board. The number of directors that currently constitutes the Board is seven. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated for election at the annual meeting existing directors Frederic F “Jake” Brace, R. Carter Pate, Ted Darnall, and Joseph B. Megibow, each to hold office for a term expiring at next year’s annual meeting. The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has also nominated for election three new nominees: Linda C. Coughlin, Janet L. Hendrickson and Kenneth R. Trammell. Existing directors Bonny W. Simi and Amy Humphreys are not standing for re-election.

Voting for Directors

Each share of common stock is entitled to one vote for each of the seven nominees. Cumulative voting is not permitted. With respect to each nominee, shares may be voted “FOR”, “AGAINST” or “ABSTAIN”. Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” the election of the seven nominees. If any nominee should become unavailable for election prior to the meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

In a contested election, if a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors. As Ouray has not delivered a notice of withdrawal with respect to its notice to nominate individuals for election to the Board of Directors, the Board has determined that this is a contested election and plurality voting will apply.

The following will not be considered votes cast and will not count towards the election of any director nominee:

•	a share whose ballot is marked as abstain;

•	a share otherwise present at the meeting but for which there is an abstention;

•	a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction; and

•	broker non-votes.

Because an abstention from voting for a nominee is not treated as a vote cast, it will have no effect on the election of the nominee. Brokers do not have discretionary authority to vote in the election of directors. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote in the election, the broker will submit a non-vote. Because a broker non-vote is not treated as a vote cast, it will have no effect on the election of the nominee.

Set forth below is biographical information for each of the Company’s nominees for director. There are no family relationships among any of the nominees or among any of the nominees and our executive officers.

Nominees for Election at the Annual Meeting

Frederic F. “Jake” Brace, age 62, was appointed to the Board on July 17, 2019. Mr. Brace has over 30 years of experience in strategy, finance, restructuring and transformation for numerous industries including airlines, health care, retail, E&P, electrical production, hospitality and real estate. He currently provides advisory services through his firm, Sangfroid Advisors, an international turnaround, restructuring and transformation consultancy. He was formerly the President and CEO of Laser Spine Institute and, before that, Midstates Petroleum, a Tulsa-based E&P company. Previous to those positions, Mr. Brace served as President of Niko Resources, a Canadian E&P company, Chief Administrative Officer of The Great Atlantic and Pacific Tea Co. (A&P grocery stores) and the Chief Financial Officer of UAL Corporation. (In December 2010, The Great Atlantic & Pacific Tea Company filed for protection under Chapter 11 of the Bankruptcy Code; it emerged from bankruptcy in March 2012). Mr. Brace currently sits on the board of Anixter International (NYSE: AXE) and Niko Resources (OTC: NKRSF). He was previously on the boards of various public and private companies including iHeart Media, Sequa, GenOn, Standard Register, Edison Mission Energy, Bally Total Fitness, Neff Rental, Sirva, Galileo International and Bearing Point among others.

Linda C. Coughlin, age 68, has been nominated for election at the 2020 Annual Meeting of Shareholders. Ms. Coughlin is a veteran operating executive specializing in the leadership of disruptive changes to the status quo such as restructurings, downsizings, internal start-ups and the planning for and implementation of mergers, acquisitions, IPO’s, joint ventures and divestitures and rebranding initiatives. Since 2008, Ms. Coughlin has served as the CEO of Great Circle Associates, LLC, a consulting firm she founded that provides interim executive and individual advisory services. From 2004 until 2007, she served as Chief Administrative Officer and member of the Executive Committee at Cendant Corporation, where she was responsible for global contact center operations, corporate marketing, information technology, global procurement, human resources and corporate real estate. From 2002-2004, she served as the President and Vice Chair of the Board of Directors at Linkage, Inc., a global consulting firm, and from 1986 to 2002, she held various roles with Scudder Investments, a global investment management firm, including serving as President of the Americas Mutual Fund Groups and Chair of the Board of the AARP, Scudder and Kemper Funds. Ms. Coughlin began her career at American Express Company and Citibank where she spent 10 years in a variety of strategy, marketing, telephone operations and corporate communications roles. She has 12 years of public and private company board experience, and currently serves as a Director and member of the Audit and Nomination and Governance Committees of The China Fund, Inc. (NYSE:CHN). Ms. Coughlin holds a BA in Economics, summa cum laude from Fordham University.

Ted Darnall, age 62, was appointed to the Board on July 31, 2018. Mr. Darnall is a 30-year veteran of the hospitality industry. Since April 2015, he has served as CEO of HEI Hotels and Resorts Lodging and Technical Services Company, the company responsible for all of HEI lodging services, management, design, renovation and technical services, and served as the Chief Operating Officer of HEI Hotels and Resorts from October 2006 to April 2015. Prior to joining HEI Hotels and Resorts, Mr. Darnall was with Starwood Hotels and Resorts Worldwide for 10 years where he held various executive positions, including Chief Operating Officer of Starwood Lodging Corporation, President of North America Operations and most recently, President of Starwood Real Estate Group. Prior to joining Starwood, Mr. Darnall was with Interstate Hotels and Resorts for over 14 years, reaching the position of Senior Vice President, Operations. Mr. Darnall began his hospitality career with Marriott International, where he held a number of management positions.

Janet L. Hendrickson, age 65, has been nominated for election at the 2020 Annual Meeting of Shareholders. Ms. Hendrickson is an experienced executive and corporate director that brings deep expertise to strategic leadership, business development, fiscal management, capital structure strategies, operations, and people development. She is currently serving as the Chief Operating Officer of Toaster Labs Inc., dba Pulse, a position she has held since 2019. From 2015-2018, Ms. Hendrickson served as Regional Managing Director of Ascent Private Capital Management, and she was a co-founder and Managing Partner of Denny Hill Capital, an early stage venture capital firm with a consumer focused investment strategy, from 2002-2015. Ms. Hendrickson currently sits on the board of The Commerce Bank of Washington, a banking institution serving Washington state, one of eight community banks under Zion Bancorporation (NASDAQ: ZION) and the Virginia Mason Health System. She previously served on the board of Tully’s Coffee from 2009 to 2013, including as Lead Director, and for private companies Butter London, Toosum Foods, Reklaim, PhotoRocket, and Cleverset,

among others. Ms. Hendrickson was recognized in 2011 by the Puget Sound Business Journal as a Woman of Influence. She began her career in finance and operations attaining the position of CFO. Ms. Hendrickson earned her graduate degree in public administration from the University of Washington, as well as her Bachelor of Arts.

Joseph B. Megibow, age 51, has been a director since March 2017. Mr. Megibow is currently the Chief Executive Officer of Purple Innovation, Inc, a manufacturer and retailer of a variety of innovative, premium, comfort products including mattresses and pillows, a position he has held since October 2018. Prior to Purple, Mr. Megibow served as Senior Vice President and Chief Digital Officer at American Eagle Outfitters, Inc. where he oversaw the transformation and growth of American Eagle’s $550+ million direct-to-consumer business between 2012 and 2015. In this role, he built out a global omni- channel strategy and infrastructure, and led all digital marketing, customer operations, engineering and product management efforts. Prior to that, Mr. Megibow held several senior roles with Expedia, Inc., including VP and General Manager of Expedia.com, the $10B+ US online travel business. Mr. Megibow most recently served as an independent consultant to Advent International, the $41 billion global private equity firm, helping its portfolio companies develop world-class digital capabilities. Mr. Megibow earned an MBA from the University of Chicago Booth School of Business and a Bachelor of Science in Electrical Engineering from Cornell University.

R. Carter Pate, age 65, has been a director since May 2019, and was appointed as Chairman of the Board on December 26, 2019. Mr. Pate has had a distinguished career in directing performance improvement, executive management, finance, and board service, including experience as a public company chairman. He has led numerous companies through strategic change and has the required skill set to help the Board and management team to realize its full potential as a franchise Company. Mr. Pate recently completed serving as Interim Chief Executive Officer at The Providence Service Corporation, (NASDAQ: PRSC) a position he had held since 2017. He is the Founder and Chief Executive Officer of Carter Pate, LLC, a consulting and investment firm he founded in 2014. From 2011 to 2014, Mr. Pate served as the Chief Executive Officer of MV Transportation, Inc. the largest privately owned passenger transportation logistics firm based in the United States. Prior to joining MV, he was the Global and U.S. Managing Partner of Healthcare and Government Practice for PricewaterhouseCoopers, LLP and prior served in various roles as US Managing Partner, Advisory Line of Service and US Managing Partner, Corporate Restructuring Partner. Mr. Pate has previously served as the Chairman of the Board of BioScrip, Inc. (NASDAQ: BIOS) prior to its merger with Option Care Health since 2015 and now serves as a Director and on the Audit Committee of the combined Company. He is also a Director of Advanced Emissions Solutions, Inc. (NASDAQ: ADES) since 2016 where he also serves on the audit committee and is the Chair of its compensation Committee. Mr. Pate is a Certified Public Accountant in Texas. He is a co-author of The Phoenix Effect: Nine Revitalizing Strategies No Company Can Do Without, originally published in 2002 and translated into five languages. Mr. Pate holds a Masters in Accounting and Information Management from the University of Texas at Dallas, and a BS in Accounting from Greensboro College.

Kenneth R. Trammell, age 59, has been nominated for election at the 2020 Annual Meeting of Shareholders. Mr. Trammell is currently serving as the Interim Chief Financial Officer of Tenneco Inc. (NYSE: TEN), a manufacturer of vehicle components and systems. He was previously Executive Vice President of Tenneco Inc. from January 2006 until his retirement in December 2018, the Chief Financial Officer from September 2003 until June 2018, and the Controller from 1997 through 2003. Prior to joining Tenneco in 1996, Mr. Trammell spent 12 years with the international public accounting firm of Arthur Andersen LLP. Mr. Trammell has served as a member of the board of Universal Technical Institute (NYSE: UTI), a provider of postsecondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians as well as welders and computer numerical control (CNC) machining technicians, since June 2011, and currently serves as Chair of the Audit Committee. Mr. Trammell received a BBA in accounting from the University of Houston.

Director and Director Nominee Qualifications; Diversity

Our Nominating and Corporate Governance Committee assists the Board in reviewing the business and personal background of each of our directors with respect to our company’s business and business goals. The committee generally considers diversity as one of several factors relating to overall composition when making nominations to our Board. While we do not have a formal policy governing how diversity is considered, the committee generally considers diversity by examining the entire Board membership and, when making nominations to our Board, by reviewing the diversity of the entire Board. The committee construes Board diversity broadly to include many factors. As a result, the committee strives to ensure that our Board is composed of individuals with a variety of different opinions, perspectives, personal, professional and industry experience, backgrounds, skills and expertise.

In addition to the qualities described previously in the individual biographies, the following matrix summarizes the skills and attributes of our director nominees for 2020 that we believe are essential to our business:

	Jake Brace	Linda Coughlin	Ted Darnall	Janet Hendrickson	Joseph Megibow	R. Carter Pate	Kenneth Trammell
Senior leadership/ CEO/COO experience	✓	✓	✓	✓	✓	✓	✓
Business development experience	✓	✓	✓	✓	✓	✓
Financial expertise/CFO	✓			✓	✓	✓	✓
Outside public board experience	✓	✓		✓	✓	✓	✓
Independence	✓	✓		✓	✓	✓	✓
Hotel and travel industry experience	✓	✓	✓	✓	✓
Marketing/sales expertise	✓	✓	✓	✓	✓
Government expertise		✓		✓		✓
Mergers & acquisitions & investment experience	✓	✓	✓	✓	✓	✓	✓
Demonstrated integrity-personal and professional	✓	✓	✓	✓	✓	✓	✓
Real estate expertise	✓		✓
Franchising expertise			✓	✓
Digital marketing and analytics expertise			✓		✓
Technology expertise	✓				✓		✓

We have concluded that all of our director nominees have the skills, experience, knowledge and personal attributes that are necessary to effectively serve on our Board and to contribute to the overall success of our company. We believe that the diverse backgrounds of these nominees will ensure that we have a Board that has a broad range of industry-related knowledge, experience and business acumen.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP to serve as our independent registered public accounting firm for 2020 and has further directed that this selection be submitted for ratification by our shareholders at the annual meeting. BDO USA, LLP has audited our financial statements since 2001. Representatives of the firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board is submitting the selection of the firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our shareholders.

Each share of common stock is entitled to one vote on the proposal to ratify the selection of BDO USA, LLP and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers do not have discretionary authority to vote on Proposal 2. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote.

Proposal 2 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” ratification of the selection of BDO USA, LLP.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, to approve on an advisory basis the executive compensation of our named executive officers. The text of the resolution is as follows:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement under the caption “Executive Compensation”.

As described in this proxy statement under Executive Compensation our compensation program is designed to focus executives on the achievement of specific annual and long-term goals. We structure the goals to align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value.

The following features of the compensation structure reflect this approach:

•	Our executive compensation program has both short- and long-term components.

•	The annual cash incentive component focuses on one or more specific performance goals and allows for discretionary compensation based on performance not otherwise measured by the goals.

•	Our agreements with executives generally do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation.

The Board believes that the current executive compensation program properly focuses our executives on the achievement of specific annual, long-term and strategic goals. The Board also believes that this program properly aligns the executives’ interests with those of shareholders.

Shareholders are urged to read the Executive Compensation section of this proxy statement, which discusses in greater detail how our compensation program advances the specific goals that we set.

Each share of common stock is entitled to one vote on Proposal 3 and will be given the option to vote “FOR” or “AGAINST” the proposal or to “ABSTAIN.” Unless otherwise directed, it is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them “FOR” this proposal.

Brokers do not have discretionary authority to vote on Proposal 3. If a broker holding shares for a beneficial owner does not receive instructions from the beneficial owner on how to vote on this proposal, the broker will submit a non-vote.

Proposal 3 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval, on an advisory basis,

of the compensation of the named executive officers.

Although the advisory vote on Proposal 3 is non-binding, we expect that the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, take the outcome of the vote into consideration, along with other relevant factors, in making determinations concerning future executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 23, 2020 by: (i) each of our directors and nominees; (ii) each of our named executive officers; (iii) all of our directors, nominees and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our common stock.

Beneficial Owner	Number of Shares Owned(1)	Percentage of Common Stock(1)
Coliseum Capital Management, LLC (2)	4,200,871	16.7%
Dimensional Fund Advisors LP (3)	2,054,883	8.2%
Blackrock, Inc. (4)	1,733,567	6.9%
Frederic F. “Jake” Brace	57,584	*
Ted Darnall	43,270	*
Bonny Simi	36,095	*
Joe Megibow	28,005	*
Julie Shiflett (5)	16,684	*
Amy Humphreys	15,591	*
R. Carter Pate	11,637	*
Gary Sims (6)	2,195	*
John Russell	0	*
Linda Coughlin	0	*
Janet Hendrickson	0	*
Kenneth Trammell	0	*
All directors and executive officers as a group (14 persons) (7)	518,151	2.06%

*	Represents less than 1% of the outstanding common stock.
(1)

For purposes of this table, a person is deemed to have “beneficial ownership” of shares of common stock if such person has the right to acquire beneficial ownership of such shares within 60 days of March 23, 2020. This includes shares of our common stock held, options held that were exercisable as of March 23, 2020 or within 60 days thereafter, and RSUs and PSUs held that will vest within 60 days after March 23, 2020. This table does not include RSUs or PSUs that vest more than 60 days after March 23, 2020. RSUs and PSUs are awards payable, subject to vesting requirements, in shares of our common stock. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days after March 23, 2020 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The address for this beneficial owner is 105 Rowayton Avenue, Rowayton, Connecticut, 06853. The shares shown for this beneficial owner are based solely on the Schedule 13D/A filed by this beneficial owner on November 18, 2019.

(3)

The address for this beneficial owner is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The shares shown for this beneficial owner are based solely on the Schedule 13G/A filed by this beneficial owner on February 9, 2020.

(4)

The address for this beneficial owner is 55 East 52nd Street, New York, NY 10055. The shares shown for this beneficial owner are based solely on the Schedule 13G filed by this beneficial owner on February 6, 2020.

(5)	Includes 2,320 shares subject to restricted stock units vesting within 60 days of March 23, 2020.
(6)	Includes 2,165 shares subject to restricted stock units vesting within 60 days of March 23, 2020.
(7)	Includes 25,347 shares subject to restricted stock units vesting and 25,796 shares subject to performance stock units vesting within 60 days of March 23, 2020.

DELINQUENT SECTION 16(a) REPORTS

None.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Board has adopted the following corporate governance documents:

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Audit Complaints and Concerns Procedures;

•	Statement of Policy with respect to Related Party Transactions; and

•	Charters for each of its standing committees, which include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

We review each of these corporate governance documents annually and update them as necessary to reflect changes in regulatory requirements and evolving oversight practices. Copies of these documents are available online in the Investor Relations section of our website at www.redlion.com. We will provide paper copies of these documents to any shareholder upon written request to our Secretary at our principal executive office at 1550 Market Street, Suite 425, Denver, Colorado 80202.

Director Independence

The Board has determined that each nominee for election as a director at the annual meeting, other than Ted Darnell, is “independent” within the meaning of applicable listing standards of the New York Stock Exchange (the “NYSE”). Under the NYSE listing standards, a director is considered “independent” if the Board affirmatively determines that he or she has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. Our Corporate Governance Guidelines contain categorical standards to assist the Board in making determinations of independence. A copy of these categorical standards is included in Appendix A to this proxy statement. The Board has made an affirmative determination that each independent member of the Board satisfies these categorical standards.

Meetings of the Board of Directors

The Board met eleven times in 2019. All directors attended at least 75% of the total number of meetings of the Board and its committees on which they serve.

We encourage all of our directors to attend each annual meeting of shareholders. At our 2019 annual meeting of shareholders, all 9 of our directors were in attendance at the meeting in person.

Executive Sessions of the Board

It is our policy that the independent directors meet in executive session without members of management following regularly scheduled meetings of the Board. The Chairman of the Board serves as the presiding director for these executive sessions.

Committees of the Board of Directors

We have three committees to assist the Board in fulfilling its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table shows the membership of each committee as of March 23, 2020:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
R. Carter Pate(1)			✓
Frederic F. (Jake) Brace	✓	✓
Amy Humphreys(2)	Chair	✓
Joseph B. Megibow	✓		Chair
Bonny W. Simi(2)		Chair	✓

(1)	Chairman of the Board
(2)	Not standing for reelection.

Audit Committee

The Audit Committee engages our independent registered public accounting firm, reviews with the firm the plans and results of the audit engagement, approves the audit and non-audit services provided by the firm, reviews our financial statements, reviews our compliance with laws and regulations, receives and reviews complaints relating to accounting or auditing matters, considers the adequacy of our internal accounting controls, and produces a report for inclusion in our annual proxy statement. The Audit Committee met nine times in 2019.

The Board has determined that each member of the Audit Committee is financially literate under the current listing standards of the NYSE. The Board also has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. All members of the Audit Committee are considered independent because they satisfy the independence requirements for board members prescribed by the NYSE listing standards, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to compensation and evaluation of our President and Chief Executive Officer, or CEO, and other executive officers, makes recommendations to the Board regarding the compensation of directors, oversees the administration of our equity incentive plans and produces an annual report on executive compensation for inclusion in our annual proxy statement. The Compensation Committee met twenty times in 2019.

The processes and procedures of the Compensation Committee for considering and determining compensation for our executive officers and directors are as follows:

•	Compensation for our executive officers is generally determined annually during the first few months of the year.

•

With respect to our CEO, the Compensation Committee generally reviews and approves performance goals for the current year, evaluates his performance in light of the goals established for the prior year, and establishes his compensation based on this evaluation and the facts and circumstances described below in Executive Compensation. As part of the evaluation process, the Compensation Committee solicits input from the CEO and other Board members. Final determinations regarding our CEO’s performance and compensation are made during executive sessions of the Compensation Committee and reported to the Board.

•

Our Compensation Committee determines compensation for the other executive officers based on the recommendations of our CEO, evaluates the performance of our executive officers against performance goals established for the prior year, and approves compensation based upon these factors and the facts and circumstances described below in Executive Compensation. Final determinations of their compensation are made during executive sessions of the Compensation Committee and reported to the Board.

•	The Compensation Committee has the sole authority to retain and compensate its own advisers.

•	The Compensation Committee reviews director compensation and benefits annually and makes recommendations to the Board with respect thereto.

•	The Compensation Committee has no authority to delegate any of the functions described above to any other persons.

The Board has reviewed the source of compensation received by each director serving on the Compensation Committee and determined that no director receives compensation from any person or entity that would impair his or her ability to make independent judgments about our company’s executive compensation. The Board has also reviewed all affiliations the directors serving on the Compensation Committee have with our company and its subsidiaries and affiliates and determined that there is no such relationship that places any of these directors under the direct or indirect control of our company or senior management, or creates a direct relationship between the director and members of our senior management, in each case of a nature that would impair his or her ability to make independent judgments about our company’s executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board for selection or nomination those individuals qualified to become members of the Board under the criteria established by our Corporate Governance Guidelines, periodically reviewing and making recommendations to the Board with regard to size and composition of the Board and its committees, recommending and periodically reviewing for adoption and modification by the Board our Corporate Governance Guidelines, and overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met five times in 2019.

Directors may be nominated by the Board or by shareholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will review all proposed nominees for the Board, including those recommended by shareholders, in accordance with its charter, our By-Laws and our Corporate Governance Guidelines. The committee will review age (a minimum age of 21 is prescribed for directors under the By-Laws), desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The committee will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.

While the committee is authorized to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Section 3.3 of our By-Laws. Any shareholder of record who wishes to submit a nomination should review the requirements in the By-Laws for nominations by shareholders, which are included in the excerpt from the By-Laws attached as Appendix B to this proxy statement. Any nomination should be sent to our Secretary at our principal executive office, 1550 Market Street, Suite 425, Denver, Colorado 80202. Any recommendations from shareholders regarding director nominees should be sent to the Nominating and Corporate Governance Committee in care of our Secretary at the same address.

Leadership Structure

We believe it is the CEO’s responsibility to lead the company and it is the responsibility of the Chairman of the Board to lead the Board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate chairman whose sole job is leading the Board. Accordingly, our Corporate Governance Guidelines currently provide that the Chairman of the Board cannot be an officer of the company. The Board retains the authority to modify this structure as and when appropriate to best address our company’s unique circumstances and to advance the best interests of all shareholders.

Board’s Role in Risk Oversight

The Board’s role in overseeing our company’s risk is to satisfy itself, directly or through Board committees, that —

•	there are adequate processes designed and implemented by management such that risks have been identified and are being managed;

•	the risk management processes function as intended to ensure that our company’s risks are taken into account in corporate decision making; and

•	the risk management system is designed to ensure that material risks to our company are brought to the attention of the Board or an appropriate committee of the Board.

Each of our company’s risk management processes is reviewed periodically (but at least once a year) by either the Board or an appropriate committee. Committee chairs regularly report on committee meetings at the meetings of the full Board.

The Board has reviewed our company’s current risk management systems and processes and concluded that the current allocation of oversight responsibilities between the Board and its committees is adequate, so long as the committees continue to coordinate their risk oversight responsibilities, share information appropriately with the other members of the Board, and provide timely and adequate reports to the full Board. The Board will continually evaluate its risk oversight role.

Communications with the Board of Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. Shareholders or other interested parties may contact the Chairman of the Board at any time by sending an e-mail to chairman@redlion.com. In addition, shareholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending a written communication to our Secretary at our principal executive office, 1550 Market Street, Suite 425, Denver, Colorado 80202. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of shareholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. Communications concerning potential director nominees submitted by any of our shareholders will be forwarded to the Chairman of the Nominating and Corporate Governance Committee.

Anti-Hedging and Anti-Pledging

The Board of Directors has adopted a policy which prohibits our employees (including officers) and directors, or any of their designees, from engaging in transactions in our capital stock which could create the appearance of misalignment between an employee or director and stockholders and/or create a heightened compliance risk. Engaging in transactions or purchasing financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any securities of the Company held by our employees or directors is prohibited. Prohibited transactions include, but are not limited to, purchases and sales of put and call options, short sales, financial instruments such as prepaid variable forward contracts, equity swaps, collars, units of exchangeable funds, or other derivative securities that are designed to or that may be reasonably expected to have the effect of hedging or offsetting a change in the market value of any securities of our Company. The policy also prohibits our directors and employees from purchasing Company securities on margin or otherwise pledging Company securities as collateral for a loan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by our named executive officers for all services rendered in all capacities to us in 2019 and 2018.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John J. Russell, Jr., Interim Chief Executive Officer (4)	2019		$15,535			—	—		$15,535
Gregory T. Mount Former President and Chief Executive Officer (5)	2019 2018	$ $	493,985 548,500	$ $	1,112,002 1,111,997	— 465,492	556,000 —	$ $	2,161,987 2,126,639
Julie Shiflett, Executive Vice President, Chief Financial Officer (6)	2019		$346,304		$1,083,202	—	—		$1,429,506
Gary Sims (7) Executive Vice President, Chief Operating Officer	2019 2018	$ $	350,150 168,269	$ $	279,996 981,200	— 91,131	— 18,751	$ $	630,146 1,259,172
Paul Sacco (8)(9) Former Executive Vice President, President of Global Development	2019 2018	$ $	338,942 338,077	$ $	300,002 1,145,193	— 109,885	211,250 85,106	$ $	850,194 1,678,261

(1)

Amounts in this column reflect the total Performance-based Restricted Stock Units (PSUs), and Restricted Stock Units (RSUs) awarded in 2019 and represent the grant date fair value of these stock awards. As amounts shown represent the fair value on date of grant they do not reflect the amount that may be ultimately realized by the NEOs. See Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019 for information regarding the assumptions underlying the valuation of these equity awards. The stock awards shown for Mr. Mount and Mr. Sacco in the table above were subject to further vesting conditions, and therefore were forfeited upon their departure in November 2019. Amounts above include the aggregate grant date fair values of PSUs at the Target number, calculated in accordance with accounting guidance. At the maximum number, these values for Ms. Shiflett and Mr. Sims would be $ 359,996.32 and $335,998.72, respectively. For additional information regarding our long-term incentive plans, please see “Long-Term Equity Incentives” under the Additional Narative Disclosure Regarding Compensation Section below.

(2)

Amounts in this column represent amounts payable under our Executive Officers Bonus Plan. No bonuses were paid under the Executive Officers Bonus Plan in 2019. For additional information, see “Elements of Our Compensation Program — Bonus Plan and Other Annual Cash Awards” under the Additional Narative Disclosure Regarding Compensation Section below.

(3)	Unless otherwise disclosed, the total value of all perquisites and personal benefits received by the executive officers in 2019 was $10,000 or less.
(4)

Mr. Russell was hired as interim Chief Executive Officer on December 3, 2019. Per the terms of his employment offer letter, the Company is providing the use of a one-bedroom apartment in Denver, Colorado. The value was less than $10,000 for 2019.

(5)

Mr. Mount left the Company on November 8, 2019. Per the terms of his employment offer letter with the Company, Mr. Mount was entitled to receive a lump sum payment equal to one year of his base salary, or $566,000. This was paid to Mr. Mount in November 2019 and is included in the “All Other Compensation” column above.

(6)

Ms. Shiflett was hired as Executive Vice President, Chief Financial Officer on January 14, 2019. In connection with her hiring, Ms. Shiflett received a one-time grant of 88,000 Restricted Stock Units vesting over four years, with one-fourth of the shares vesting on each of the anniversary of her hire date.

(7)

Mr. Sims was hired June 25, 2018. In connection with his hiring, Mr. Sims received a one-time grant of 88,000 Restricted Stock Units vesting on the fourth anniversary of his hire date. “All Other Compensation” above includes $18,751 in reimbursement for moving expenses in 2018.

(8)

Mr. Sacco left the Company effective November 7, 2019. Per the terms of his employment offer letter with the Company, upon delivery to the Company of a release, Mr. Sacco was entitled to receive a lump sum payment equal to one-half of his current base salary, or $187,500. This was paid in December 2019 and is included in the “All Other Compensation” column above.

(9)

Mr. Sacco was promoted to Executive Vice President, President of Global Development on June 14, 2018. In connection with his promotion, Mr. Sacco received a one-time grant of 88,000 Restricted Stock Units vesting on the fourth anniversary of his promotion date. All Other Compensation above includes $23,750 and $83,231 in commission payments in 2019 and 2018, respectively.

2019 Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2019.

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Gregory T. Mount (3)	60,848	60,848	8.20	3/28/2026	0		0
John Russell					0		0
Julie Shiflett					88,000	(4)	323,840
					9,282	(5)	34,158
					44,554	(6)	163,959
Gary Sims					88,000	(7)	323,840
					8,663	(5)	31,880
					41,584	(6)	153,029
Paul Sacco (8)					0		0

(1)

The vesting of unvested restricted stock units is subject to continuous service with us or one of our affiliates through the respective scheduled dates of vesting disclosed in the footnotes to this table. Under certain circumstances, these vesting dates may be accelerated. See — Employment Agreements; Severance and Change of Control Arrangements below.

(2)	The value of these RSUs and PSUs is calculated by multiplying the number of RSUs and PSUs by $3.68, the closing market price of our common stock on December 31, 2019.
(3)

Mr. Mount left the Company on November 8, 2019. Per the terms of our Equity Incentive Plan and the award agreement for the options listed in the table above, the option expired on February 8, 2020 without exercise.

(4)	One-fourth of these RSUs vested on January 14, 2020 and the remainder will vest in three equal installments on the next three anniversaries of that date.
(5)	One-fourth of these RSUs will vest on March 29, 2020 and the remainder will vest in three equal installments on the next three anniversaries of that date.
(6)

Represents the maximum amount of PSUs that can be issued if all performance measures were exceeded. The PSUs vest upon confirmation of achievement of the performance conditions set forth in the individual executive’s grant agreement by the Compensation Committee and, in addition, on continuous service through the vesting date of March 29, 2022. No PSUs vested in 2018 or 2019.

(7)	These RSUs will vest June 25, 2022.
(8)	Mr. Sacco left the Company effective November 7, 2019.

In 2019, as described in the table above, we provided long-term incentives to our executive officers in the form of (i) time-based restricted stock units (RSUs), with a vesting period of four years and (ii) performance-based restricted stock units, with a vesting provision based on achievement of certain performance goals plus a time based provision requiring continued service to the Company for an additional three years from grant date.

Under all of the RSUs granted to our executive officers in 2019, an executive will be entitled to receive one-fourth of the shares subject to the award on each of the first four anniversaries of the date of grant as long as the executive remained continuously employed with us until the applicable anniversary.

Under the PSUs granted to our executive officers in 2019, an executive will be entitled to receive the shares subject to the award on March 29, 2022, at the target level, as long as prior to such date the performance conditions set forth in each executive officer’s grant are achieved, and the executive remained continuously employed with us until the applicable vesting date. The performance measure for the PSUs granted in 2019 related to fiscal year 2020 and 2021 EBITDA performance.

The performance measure for PSUs granted to our executives in 2018 related to fiscal 2019 EBITDA performance. Based on the Company’s reported EBITDA as of December 31, 2019, the performance conditions were not achieved, and therefore the PSUs issued to executives in 2018 were forfeited.

Additional Narrative Disclosure Regarding Compensation

The Compensation Committee of our Board, which is composed entirely of independent directors, as defined under NYSE rules, determines compensation for our executive officers. All decisions of the Compensation Committee are reported to our Board.

As a smaller reporting company, we may comply with scaled disclosure requirements, particularly in the description of executive compensation. The smaller reporting company rules do not require us to include a Compensation Discussion and Analysis, or CD&A, section in our proxy. Nevertheless, we believe it is important for our shareholders to understand our compensation objectives, policies and procedures, so we have elected to include in this proxy this additional discussion of our compensation program objectives and elements.

Compensation Program Objectives and Rewards

Our Company believes that our executive compensation program should:

•	Attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contributions to this success; and

•

Pay for performance by rewarding and encouraging individual and superior company performance, on both a short- and long-term basis, in a way that promotes alignment with long-term shareholder interests.

All of the compensation and benefits for our executive officers have as a primary purpose our need to attract, retain and motivate highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Beyond that, different elements are designed to engender different behaviors:

•	Base salary and benefits are designed to attract and retain executives over time.

•	Annual cash awards under an annual bonus plan for executive officers are designed to focus executives on one or more specific performance goals established each year by the Compensation Committee.

•

Long-term equity incentives focus executives’ efforts on the behaviors within their control that we believe are necessary to ensure our long-term success, as reflected in increases in our stock price over a period of years.

•

Severance and change of control arrangements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. These arrangements ease an executive’s transition due to an unexpected employment termination. In the event of rumored or actual fundamental corporate changes, these arrangements will also allow executives to remain focused on our business interests.

Pay Practices

The following table summarizes our executive compensation practices that we employ to motivate superior performance from our executives and encourage behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive market place, as well as practices we avoid because we believe they increase risk and/or do not serve the long-term interests of our shareholders:

What We Do:

•  Pay for performance

•  Balance short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results

•  Put caps on incentive compensation

•  Subject variable pay to our clawback policy

•  Have double trigger change of control agreements

•  Set required stock ownership guidelines for executive officers

•  Pay competitively to attract and retain top talent

•  Engage independent consultants to review and advise on executive compensation

What We Don’t Do:

•  Provide guaranteed minimum bonuses

•  Pay dividends on unvested or unearned incentive awards

•  Reprice or reload stock options without shareholder approval

•  Backdate options or grant options retroactively

•  Provide for automatic single-trigger vesting acceleration in connection with a change of control

The Compensation Committee has the sole authority and responsibility to select, retain, and terminate any adviser to assist it in the performance of its duties, and to approve the compensation consultant’s fees and terms of engagement. In 2019, the Committee continued to work with independent compensation consultant PayGovernance, which provided general consultation regarding our executive compensation and director compensation programs, including compensation for our interim CEO and all named executive officers.

Elements of Our Compensation Program

Base Salaries

The Compensation Committee determines base salaries for the executive officers early each year based on a variety of factors, including the following:

•	individual performance;

•	job responsibilities;

•	tenure with the company as well as prior experience;

•	economic conditions;

•	retention considerations; and

•	the competitive labor market, including regional salary levels and those of executives at other hospitality companies.

In determining the base salaries of executive officers, the Compensation Committee also solicits input from the CEO and takes into consideration the recommendations made by the CEO with respect to the compensation of the other executive officers.

The base salaries for our named executive officers for 2019 remained the same as the base salaries for 2018. As a general matter, the Company seeks to position its base salaries, target annual bonuses and long-term incentive compensation at or below the median of its peer group benchmark data (as adjusted to account for our smaller revenue size as compared to our peer group).

Bonus Plan and Other Annual Cash Awards

Each year the Compensation Committee establishes one or more performance goals for our executive officers under an executive officer bonus plan (the “Bonus Plan”), and the levels of cash awards that the executives will receive based on the extent to which their goals are achieved. The goals and award levels are set after extensive discussion between the Compensation Committee and the CEO regarding the performance needed to drive execution on the Company’s annual budget and its strategic plan. Company goals generally relate to the Company’s overall financial performance, and individual goals have been subjective or objective, but they have generally been based on performance in areas of our business that the Compensation Committee believed were important to our success. Award levels are specified as a percentage of base salary. The final performance goals and award levels are set by the Compensation Committee. The Compensation Committee determines the threshold, target and maximum award levels under the Bonus Plan based on the same factors that it considers in determining base salaries.

Under the Bonus Plan, there is an overriding discretionary analysis of each executive’s eligibility to receive variable pay. For example, if an executive failed to follow company policy and procedures, exposed the company to legal liability, or exhibited behavior inappropriate for a leadership position, the executive could have been disqualified from receiving variable pay, even if his or her specified performance goals had been achieved.

For 2019, the Bonus Plan had a threshold of 90% of target Adjusted EBITDA for 2019 (“Target Adjusted EBITDA”), which was required to be reached before any bonus would be paid. The Bonus Plan is structured so that if the threshold level of Target Adjusted EBITDA is achieved, then bonuses would be paid, with 80% of the executive’s eligible bonus payable based on the level of Target Adjusted EBITDA achievement, and 20% based on the executive’s achievement of departmental and individual goals. Departmental and individual goals are set for each executive, and include one or more department or individual goals based on applicable division or department performance such as gross operating profit; increases in revenue; addition of franchised hotels to the RLHC system; brand acquisitions; improvement in customer service competitive quality index; improvement in brand awareness index; and other goals that advance department or company strategic goals and/or personal development. The department and individual goals are established by the CEO and Compensation Committee.

In 2019, the Company did not achieve 90% of its Target Adjusted EBITDA, therefore no bonuses were paid under the Bonus Plan.

In addition to awards under the Bonus Plan, the Compensation Committee has authority to grant discretionary bonuses to executive officers based on performance not otherwise measured by the Bonus Plan or for other reasons. No discretionary bonuses were granted to our named executive officers for 2019.

Long-Term Equity Incentives

RSUs and PSUs. Since 2009, we have provided long-term incentives to our executive officers in the form of time-based restricted stock units (RSUs), typically with a vesting period of four years. We have done this in order to preserve the pool of shares available under our stock incentive plans, and because of a market trend to rely more heavily on RSUs than on stock options as long term incentives because RSUs provide more stable incentives for executives. The equity incentives are intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. RSUs closely align our executives with the achievement of our longer-term financial objectives that enhance shareholder value. Under all of the RSUs granted to our executive officers in 2019, an executive was entitled to receive one-fourth of the shares subject to the award on each of the first four anniversaries of the date of grant as long as the executive remained continuously employed with us until the applicable anniversary.

To further reflect our pay-for-performance compensation philosophy, in 2018 the Compensation Committee elected to grant restricted stock units with a mix of both time-based RSUs and performance-based restricted stock units (PSUs). The Compensation Committee believes that the mix of time-vesting and performance-vesting equity awards achieves a balance in our equity-based incentive program that further aligns the interests of our executive team and our shareholders. Each set of performance measures is intended to reward the achievement of specific long-term strategic goals designed to deliver long-term shareholder value. The length of the performance period, the mix of time and performance-based awards, the specific performance measures and target levels, and the time-based vesting provisions are established each year by the Compensation Committee.

The mix for 2019 was 75% PSUs and 25% RSUs. Each PSU has a minimum, a target and a maximum share amount based on the level of attainment of the performance condition(s) with payouts of 25% to 50% at the minimum, 100% at the target, and 160% at the maximum. The PSUs granted in 2019 were tied to the achievement of certain financial and operational performance goals measured over fiscal years 2020 and 2021. In addition, each PSU has a further time vesting provision requiring continued service to the Company of three years from the date of grant. The Compensation Committee believes PSU grants align our executive’s compensation with meeting or exceeding key financial and operational performance goals that will deliver long-term value to our shareholders, and will further motivate our executive team to achieve our key business objectives.

The performance measure for PSUs granted to our executives in 2018 related to fiscal 2019 EBITDA performance. Based on the Company’s reported EBITDA as of December 31, 2019, the performance conditions were not achieved, and therefore the PSUs issued to executives in 2018 were forfeited.

The Company has in the past awarded stock options to executives, although no stock options were granted to executives in 2018 or 2019. When granting stock options, the Company’s policy is to set the exercise price of our stock options at fair market value, which is the closing selling price of our common stock on the NYSE on the grant date.

Say on Pay Voting Results

At last year’s annual meeting, we asked our shareholders to approve, on an advisory basis, the compensation of our named executive officers disclosed in the proxy statement for that meeting. We hold this advisory shareholder vote every year.

Red Lion has historically received strong support from our shareholders regarding our executive compensation programs, averaging over 90% in favor during 2014 through 2018, including 98% support in 2018. In 2019, we saw our approval rating decline to 61.3% of the votes cast on that proposal approving the compensation. Our proposal at our 2019 meeting to increase the number of shares authorized for issuance under our existing stock incentive plan also received less for votes than against votes, and was not approved. Although Red Lion was already engaged in active engagement with our shareholders, we focused our outreach during the remainder of 2019 and into 2020 to ensure shareholder input was included in our planning process for our 2020 compensation program.

During the third and fourth quarters of 2019, we engaged in active communication with and solicited feedback from shareholders holding approximately 50% of our outstanding shares to discuss the strategic direction of our company, our corporate governance and executive compensation matters. Our shareholder engagement team included our Chairman of the Board, and members of our management team, including our CEO and CFO, all of whom met with shareholders to better understand the reasons behind the lower say on pay vote and no vote on the amendment to our stock incentive plan. This outreach has continued into 2020 with current Chairman of the Board R. Carter Pate. We heard from shareholders that excessive dilution associated with stock awards to management was a concern. The Compensation Committee will use this feedback from shareholders as we continue our search for a permanent Chief Executive Officer and design and set compensation for our new chief executive, and in making modifications to our incentive plan structure and incentive compensation on a going forward basis.

Clawback Policy

The Compensation Committee has adopted a Compensation Clawback Policy (the “Clawback Policy”) that gives the Compensation Committee authority to recoup certain executive officer compensation in the event of financial errors, including an accounting restatement, or other executive officer conduct that adversely affects our company or its results of operation. The Clawback Policy applies to all incentive compensation paid, granted, earned, vested or otherwise awarded to an executive officer, including annual bonuses and other short and long term cash incentive awards, stock options, restricted stock awards and other equity or equity-based awards.

Stock Ownership Guidelines

Our Board of Directors has adopted Stock Ownership Guidelines applicable to our directors and executive officers. Share ownership demonstrates to our shareholders, the investing public and the rest of our company’s associates, our executive officers’ commitment to our company and directly aligns executives’ interests with those of our shareholders. Each of our CEO, CFO, Executive Vice Presidents and General Counsel is required to own the lesser of either (i) 30,000 shares of our common stock, or (ii) a number of shares of our common stock equal in value to at least his or her annual base salary. Each of our executives has four years from the date of his or her appointment to attain such level of ownership. Our executives are in compliance with our Stock Ownership Guidelines or are still within the four year period.

Employment Agreements; Severance and Change of Control Arrangements

We have entered into letter agreements with each of our executive officers which specifies that such officer will be employed by us on an “at-will” basis, and which provides for the following terms regarding such officers compensation: payment of an annual base salary, eligibility to participate in our annual executive officers bonus plan, eligibility to participate in our long-term incentive programs, and certain severance benefits if terminated without cause, or if terminated in connection with a change of control involving our Company, as described below.

Mr. Russell

Mr. John J. Russell, Jr. is currently serving as our interim Chief Executive Officer under a written agreement dated November 30, 2019. Under that agreement, Mr. Russell is entitled to a bi-weekly base salary of $15,384.62, which is the equivalent of $400,000 per year, and Mr. Russell is eligible to earn a bonus of up to $35,000 for each 90 days of employment upon achievement of certain bonus criteria established by the Compensation Committee of the Company’s board of directors. In addition, the Company is providing to Mr. Russell (i) a furnished one-bedroom apartment in Denver, Colorado, (ii) reimbursing him for shipping costs to Denver, Colorado for one vehicle and reasonable household items, plus $5,000 in other reasonable relocation expenses and (iii) providing two round-trip tickets for domestic flights for each of Mr. Russell and his spouse during his interim employment. For any relocation reimbursements that are deemed wages to Mr. Russell under the Internal Revenue Code, the Company shall gross up its reimbursement to account for federal income tax.

Ms. Shiflett

Ms. Shiflett serves as our Executive Vice President, Chief Financial Officer under a written agreement dated January 14, 2019. Under that Agreement, Ms. Shiflett is entitled to an annual base salary of $375,000, and she is also eligible to participate in our annual bonus plan with an initial target bonus for 2019 equal to 70% of her base salary. Ms. Shiflett is also eligible to receive an annual equity grant with a value equal to 80% of her annual base salary.

If we terminate Mr. Shiflett’s employment without cause, we will make a lump-sum severance payment to her equal to one-half of her base annual salary for the year in which the termination occurs, and (ii) vesting shall accelerate on any Restricted Stock Units that were part of her initial RSU Grant that would otherwise have vested within the 12 months after such termination.

If there is a constructive termination of Ms. Shiflett’s employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to her equal to the sum of

•	100% of her then base salary, plus

•	100% of her target incentive bonus for the year of termination, prorated for the number of days elapsed in that year prior to her termination;

•

we will accelerate vesting on any portion of any equity grant previously made to her under any of our stock incentive plans that would otherwise have vested after the date of the termination, per the terms of the applicable award agreement; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to her will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to her will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Ms. Shiflett is entitled to severance, she will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

Mr. Sims

Gary L. Sims serves as our Executive Vice President, Chief Operating Officer under a written agreement dated May 25, 2018. Under that agreement, Mr. Sims current annual base salary is $350,000, and he is also eligible to participate in our annual bonus plan with a target bonus equal to at least 60% of his base salary. Mr. Sims is also eligible to receive an annual equity grant with a value equal to 80% of his annual base salary.

If we terminate Mr. Sims’ employment without cause, we will make a lump-sum severance payment to him equal to one-half of his base annual salary for the year in which the termination occurs.

If there is a constructive termination of Mr. Sims’ employment within twelve months after a change of control of the Company, then in lieu of the severance described in the preceding paragraph:

•	we will make a lump-sum severance payment to him equal to the sum of

•	100% of his then base salary, plus

•	100% of his target incentive bonus for the year of termination, prorated for the number of days elapsed in that year prior to his termination;

•

we will accelerate vesting on any portion of any equity grant previously made to him under any of our stock incentive plans that would otherwise have vested after the date of the termination, per the terms of the applicable award agreement; and

•

all restrictions under any non-performance based restricted stock, restricted stock units or other similar awards granted to him will terminate, and we will issue any common stock that underlies such awards but has not yet been issued, and all performance based restrictions under any performance based award granted to him will terminate if expressly provided in the award agreement.

Following any termination of employment in connection with which Mr. Sims is entitled to severance, he will be prohibited from competing with us or soliciting any of our employees for a period equivalent to the period for which the severance is paid.

For each of our executives, the terms “cause” and “change of control” and the circumstances that constitute “constructive termination” are as follows:

The term “cause” means (i) willful and intentional failure or refusal to perform or observe any material duties, responsibilities or obligations, if such breach is not cured within 30 days after we give notice of the breach, which notice shall state that such conduct shall, without cure, constitute cause; (ii) any willful and intentional act involving fraud, theft, embezzlement or dishonesty affecting our company; or (iii) conviction of (or a plea of novo contendere to) an offense that is a felony in the jurisdiction involved.

The term “change of control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of our outstanding securities by a person or an investor group; adoption of a plan for liquidation or for sale of substantially all of our assets or any other similar transaction or series of transactions involving our company, or the acquisition of 50% or more of the combined voting power of our outstanding securities by a person or an investor group.

A “constructive termination” includes an involuntary termination by us without cause as well as a voluntary termination by the executive within thirty days after any of the following (i) a significant reduction in overall scope of duties; or (ii) a reduction of more than 20% in base salary or target bonus. With respect to Ms. Shiflett, a “constructive termination” also includes Ms. Shiflett being required to relocate from her present residence as a condition of continuing employment.

DIRECTOR COMPENSATION

The following summarizes our standard compensation arrangements for our directors, which are subject to modification at any time.

During 2019, we paid each of our non-employee directors a retainer at the annual rate of $100,000. We pay our Chairman of the Board an additional fee at the annual rate of $30,000. The chair of the Audit Committee receives an additional fee at the annual rate of $20,000. The chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional fee at the annual rate of $15,000. Non-chair committee members receive an additional fee at the annual rate of $5,000 for each committee on which they serve. From time to time we also make payments to directors on an ad hoc basis for service in connection with special projects or on non-standing committees of the Board, which fees are included in the table below. During 2019, Mr. Pate, Mr. Brace, Ms. Humphreys and Mr. Wolfe received an additional $15,000 each for their service on a temporary board committee.

All of the director fees are payable in advance in equal quarterly installments. For each quarter, $17,500 of the fees is paid in fully-vested shares of our common stock based on the closing market price on the regularly scheduled quarterly payment date. The balance of the quarterly fees are payable in cash, although they may be paid in stock to the extent a director so elects.

It is also our policy to reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board and its committees.

2019 Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)s(1)	Total ($)
Frederic F. “Jake” Brace (2)	44,750	17,500	62,250
Ted Darnall	1,500	98,500	100,000
James P. Evans (3)	33,750	52,500	86,250
Amy Humphreys	62,500	70,000	132,500
Joseph B. Megibow	37,500	70,000	107,500
R. Carter Pate (4)	32,677	46,650	79,327
Bonny W. Simi	50,000	70,000	120,000
Michael Vernon	47,500	70,000	117,500
Robert G. Wolfe (5)	86,250	70,000	156,250

(1)	Represents the portion of the annual director fee paid in common stock based on the closing market price on the regularly scheduled quarterly payment date.
(2)	Mr. Brace was appointed to the Board on July 17, 2019.
(3)	Mr. Evans resigned from the board effective September 30, 2019.
(4)	Mr. Pate was elected to the Board on April 19, 2019.
(5)	Mr. Wolfe resigned from the board effective December 26, 2019.

Our Board of Directors has adopted Stock Ownership Guidelines applicable to our directors. Each non-employee Director is required to own the lesser of either (i) 20,000 shares of our common stock, or (ii) a number of shares of our common stock equal in value to at least three times the director’s annual base retainer (however paid). Each Director will have five years from the later of the date of his or her election to the Board (or the adoption of these guidelines in November 2019) to attain such level of ownership. Our directors are in compliance with our Stock Ownership Guidelines or are still within the five year period.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management.

The committee discussed with BDO USA, LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.

The committee also received the written disclosures and the letter from BDO USA, LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the committee concerning independence, and has discussed with BDO USA, LLP their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for 2020.

Respectfully submitted,

Audit Committee of the Board of Directors

Amy Humphreys, Chairwoman

Frederic F. (Jake) Brace

Joseph B. Megibow

March 20, 2020

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees Paid

BDO USA, LLP billed our company the amounts shown in the table below for professional services related to 2019 and 2018:

Services Rendered	2019	2018
Audit Fees (1)	$557,865	703,095
Audit-Related Fees (2)	18,000	17,800

Total Audit and Audit-Related Fees	575,865	720,895
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total Fees	$575,865	720,895

(1)

The audit fees covered the annual audit of our financial statements, Sarbanes-Oxley compliance work, quarterly reviews, and audit and attest services for entities we consolidate that are required by agreement but not by statute or regulatory body.

(2)	The audit-related fees covered the audit of our employee benefit plan.
(3)	The tax fees cover tax returns, year-end tax planning and tax advice. No tax fees were billed during 2019 or 2018.
(4)

BDO USA, LLP did not bill us for any other professional services rendered during 2019 or 2018, and it did not provide our company during either of those years any professional services described in paragraph (c)(4) of Rule 2-01 of Regulation S-X.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting, setting compensation and overseeing the work of our independent registered public accounting firm. The committee has adopted a policy that requires advance approval of audit, audit-related, tax, and other services (“audit and non-audit services”) performed by the independent registered public accounting firm.

The committee has delegated to its chairman authority to approve permitted services provided that the chairman reports any decisions to the committee at its next regularly scheduled meeting. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the committee or chairman is requested. The committee or chairman reviews these requests and advises management if the engagement services of the independent registered public accounting firm are approved. On a periodic basis, management reports to the committee actual spending for audit and non-audit services compared to approved amounts.

Auditor Independence

The Audit Committee has considered and determined that the other professional services provided by BDO USA, LLP are compatible with maintaining its independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Statement of Policy with respect to Related Party Transactions, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board, or in certain cases the full Board, approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to the following related parties:

•	our directors;

•

any of our executive or other officers who are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission;

•	any person who is the beneficial owner of more than 5% of our common stock;

•	any immediate family member, as defined in the policy, of any of the foregoing persons; and

•	any entity that is owned or controlled in substantial part by any of the foregoing persons.

“Related party transaction” is defined in the policy as a transaction between us and any of the foregoing persons.

Under the policy, the following transactions are deemed to be automatically pre-approved:

•	any compensation paid to a related party that has been approved by the Compensation Committee;

•

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000 or two percent of the charitable organization’s total annual receipts;

•

any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends);

•	any transaction where the related party’s interest arises solely from participation in an employee benefit plan maintained by us for the general benefit of all of our employees; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Our two current joint ventures—RL Venture, and RLS DC Venture – and our two former joint ventures—RLS Alta Venture and RLS Balt Venture—have agreed to pay to Shelbourne Capital LLC (“Shelbourne”) an investor relations fee each month equal to 0.50% of its total aggregate revenue. Shelbourne is the entity that leads Shelbourne Falcon, Shelbourne Falcon II, Shelbourne Falcon III and Shelbourne Falcon IV, the minority interest holder in these joint ventures. The amount Shelbourne Capital earned from all four joint ventures during the year ended December 31, 2019 and 2018 totaled $69,000 and $211,000, respectively. Columbia Pacific Opportunity Fund, LP (“CP”) is an investor in Shelbourne Falcon, our minority partner in RL Venture. Alexander Washburn, who served as a director until the 2019 Annual Meeting, is a managing member of Columbia Pacific Advisors, LLC, which serves as the investment manager of CP, and he also serves as one of three representatives of Shelbourne Falcon on the seven-person board of directors that governs RL Venture. For the years ended December 31, 2019 and 2018, Shelbourne earned $50,000 and $161,000, respectively, from RL Venture. We did not pay any investor relations fee to Shelbourne Capital related to the RLS Balt Venture after October 2018.

In May 2019, RLH DC executed a new mortgage loan agreement with CP Business Finance I, LP, an affiliate of CP (“CPBF”), secured by the Hotel RL Washington DC and a $10.5 million principal guarantee by RLH Corporation. The initial principal amount of the loan was $16.5 million. The proceeds from the loan were immediately used to pay off the existing mortgage loan on the property held by Pacific Western Bank, which had an outstanding principal balance of $15.9 million at the time of closing. The CPBF loan had an initial maturity date of June 21, 2019, with a first extension option through May 31, 2020 that was exercised in June 2019, and a second extension option through May 31, 2021. RLH paid a fee of $330,000 to exercise the first extension option in June 2019. The CPBF loan had a cash interest rate of 7.0% in addition to PIK interest of 3.0% through May 31, 2020. Upon the sale of the Hotel RL Washington DC on February 7, 2020, we repaid to CPBF $17.7 million, which included the principal balance on the loan, an accrued exit fee, and a prepayment penalty of $568,198, which was the amount of the remaining cash and PIK interest that would have been payable from the prepayment date through May 31, 2020.

On April 17, 2018, we entered into a commitment letter with CP that described the general terms and conditions for a single advance term loan of $20 million. Upon execution of the commitment letter, we paid CP a non-refundable commitment fee of $200,000, and agreed to reimburse CP for all reasonable out-of-pocket costs and expenses, including reasonable legal fees, whether or not the loan was funded. The commitment was not used and terminated on May 31, 2018. At the time of the transaction, CP held beneficial ownership of 1,510,105 shares of our common stock, and 442,533 shares of common stock subject to a warrant held by an entity in which an affiliate of CP holds an indirect interest. CP is also an investor in Shelbourne Falcon, which holds a 45% interest in RL Venture.

Effective March 29, 2016, our wholly owned subsidiary, Red Lion Hotels Management, Inc., entered into a one-year contract to manage the Hudson Valley Resort and Spa, a hotel located in Kerhonkson, New York. The hotel is owned by HNA Hudson Valley Resort & Training Center LLC, an affiliate of HNA RLH Investments LLC, and is controlled by HNA Group North America LLC. Prior to disposing of all of their stock in June 2018 in a private sale, HNA RLH Investments LLC was one of our largest shareholders. Enrico Marini Fichera, a former director, serves as the Head of Investments for HNA Group North America LLC. Under that contract, our subsidiary is entitled to a monthly management fee equal to $8,333 or three percent of the hotel’s gross operating revenues, whichever is greater. During the year ended December 31, 2018, we recognized management fee revenue from HNA Hudson Valley Resort & Training Center LLC of $75,000. On June 12, 2018, HNA RLH Investments LLC sold their common shares in RLH to a third party and Enrico Marini Fichera resigned from the Board effective June 18, 2018. The contract with Hudson Valley Resort and Spa was terminated in September 2018. As of December 31, 2019, we held an unpaid balance of $24,999 in management fees and $539,279 in unreimbursed expenses.

On September 30, 2016, we completed our acquisition of the operating assets and assumption of certain liabilities (the “Assets”) relating to specified hotel brands and brand extensions from Thirty-Eight Street, Inc. (“TESI”), Vantage Hospitality Group, Inc. (“Vantage Hospitality”) and certain other parties, pursuant to an Asset Purchase Agreement dated September 13, 2016 (the “Purchase Agreement”). The Assets were acquired for $22.6 million in cash, after the working capital adjustment, and the issuance of 690,000 shares of the Company’s common stock. Of the cash consideration, $10.3 million (less approximately $250,000 that was placed into an indemnity escrow account) was paid to Vantage Hospitality, and the balance of $12.3 million was paid to TESI. The 690,000 shares of the Company’s common stock were issued to TESI. The Purchase Agreement is attached as Exhibit 2.1 to the Current Report on Form 8-K we filed on September 14, 2016. In connection with the acquisition of the Assets, our board appointed Bernard T. Moyle as our Executive Vice President and Chief Operating Officer and Roger J. Bloss as our Executive Vice President and President of Global Development.

Mr. Moyle and Mr. Bloss served in these roles until their resignation effective May 31, 2018. In connection with their resignation, Mr. Bloss and Mr. Moyle each entered into an Independent Contractor Agreement (“ICA”) with the Company under which each will provide consulting services to the Company through December 31, 2020 for a consulting fee of $10,000 per month. In addition, each are eligible under their ICA to receive a mutually agreed upon referral fee for any new hotel franchisee referred to the Company that enters into a franchise agreement for a Red Lion brand. The Company may terminate the ICA at any time, but if an ICA is terminated without Cause (as defined therein) the Company remains obligated to pay the monthly consulting fees through the end of the term.

We have been informed that each of Messrs. Bloss and Moyle holds 50% of the outstanding common shares of TESI. Pursuant to the Purchase Agreement’s post-closing contingent consideration provisions, upon the achievement of certain performance measures as of September 30, 2017, the first anniversary of the closing date, additional consideration was to be paid to TESI. Pursuant to a First Amendment to the Purchase Agreement, TESI was also entitled to earn additional consideration in October 2018 provided their ICA had not been terminated for Cause prior to such date. In January 2018, we settled the first earn-out payment in the amount of $7.6 million, including (i) $4 million in cash and (ii) 414,000 shares of the Company’s common stock, valued at $3.6 million based on the closing price of $8.65 per share on September 30, 2017. As a result, the approximate dollar value of each of Messrs. Bloss and Moyle’s interests in the first earn-out was $3.8 million. In October 2018, we settled the second earn-out payment in an amount of $6.45 million, including (i) $3 million in cash and (ii) 276,000 shares of the Company’s common stock, valued at $3.45 million based upon the closing price of $12.49 per share on October 1, 2018. As a result, the approximate dollar value of each of Messrs. Bloss and Moyle’s interests in the second earn-out was $1.725 million. All of the amounts disclosed in this paragraph and the paragraph above assume that the dollar values of the interests of Messrs. Bloss and Moyle are equal to their percentage ownership of the common shares of TESI times the consideration being paid. There may be liabilities of TESI or other factors that could result in the actual monetary benefit derived by each of Messrs. Bloss and Moyle from the consideration payable to TESI being more or less than the amounts disclosed.

Messrs. Bloss and Moyle each additionally indirectly own a 5.7% equity interest in a limited liability company that owns the Lexington Hotel and Conference Center in Jacksonville, Florida. During the years ended December 31, 2019 and 2018, the Company billed the property approximately $330,000 and $328,000 for franchise fees and related services, including royalty and marketing. This hotel, along with the Lexington Inn & Suites, Daytona Beach and the ABVI Las Vegas, are managed by Cal-Vegas, Ltd. (Cal-Vegas), of which TESI (owned by Messrs. Bloss and Moyle) is the General Partner and holds a 2% general partner interest, and Mr. Moyle serves as the Chief Operating Officer and Chief Financial Officer. The Company and Cal-Vegas are not parties to any agreement with respect to these properties, as the management contracts are between Cal-Vegas and the Company’s franchisees, who are unrelated third parties. Cal-Vegas, Ltd. is also the lessee of the ABVI Las Vegas hotel. No franchise fees were billed by the Company to each of these properties for the year ended December 31, 2019. Franchise fees billed by the Company to each of these properties for the year ended December 31, 2018 were $41,000 for Lexington Inn & Suites and $1,000 for ABVI Las Vegas.

During the fourth quarter of 2018, we transitioned management of our company operated Hotel RL Baltimore Inner Harbor and Hotel RL Washington DC from RL Management, Inc. to HEI Hotels and Resorts, of which one of the members of our Board of Directors, Ted Darnall, is currently the Chief Executive Officer. Additionally, during the first quarter of 2019, management of our company operated hotel Red Lion Hotel Seattle Airport was also transitioned from RL Management, Inc. to HEI Hotels and Resorts. During the years ended December 31, 2019 and 2018, we paid $1.1 million and $22,000, respectively in management fees to HEI Hotels and Resorts for management of these properties.

On January 14, 2019, the Company announced the appointment of Julie Shiflett as Chief Financial Officer of the Company. Prior to this appointment, the Company paid consulting fee to NorthWest CFO, a consulting firm of which Ms. Shiflett is a Principal. During the years ended December 31, 2019 and 2018 we paid consulting fees of $49,000 and $394,000 to NorthWest CFO. The payments made in 2019 were for services rendered by NorthWest CFO in 2018. No services have been performed by NorthWest CFO on behalf of the Company subsequent to Ms. Shiflett being appointed Chief Financial Officer.

Except as disclosed above, no related party transactions occurred during 2019 or 2018 other than transactions that were deemed to be automatically pre-approved under the policy.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders to be considered for inclusion in the proxy statement and proxy for our 2021 Annual Meeting of Shareholders must be received by us on or prior to December [•], 2020.

A shareholder of record, who intends to submit a proposal at the 2021 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy statement or proxy, or who intends to submit one or more nominations for directors at the meeting, must provide us prior written notice. Written notice of any such proposal or nominations should be addressed to our Secretary and received at our principal executive office at 1550 Market Street, Suite 425, Denver, Colorado 80202 not later than December [•], 2020. The written notice must satisfy certain requirements specified in our By-Laws, which are included in the excerpt from the By-Laws attached as Appendix B to this proxy statement. A complete copy of our By-Laws will be sent to any shareholder upon written request to our Secretary.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission is being mailed with this proxy statement to each shareholder of record. Shareholders not receiving a copy of such Annual Report may obtain one without charge by writing or calling our Secretary, 1550 Market Street, Suite 425, Denver, Colorado 80202 ((509) 459-6100).

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE MEETING AND VOTE IN PERSON, WE URGE SHAREHOLDERS TO PROMPTLY VOTE BY PHONE OR INTERNET FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED WHITE PROXY CARD OR TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

APPENDIX A

Corporate Governance Guidelines Regarding Director Qualifications

Director Qualification Standards

1.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at our company’s annual meeting of shareholders.

2.

In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of our company and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of our company.

3.	Independent Directors must comprise a majority of the Board.

4.	A director will not be an “Independent Director” if any of the following situations set forth in the following categories apply:

(a)

the director has been an employee of our company, or any of its consolidated subsidiaries, during the last three years, or the director has an Immediate Family Member who is, or who has been during the last 3 years, an executive officer of our company;

(b)

the director or the director’s Immediate Family Member has received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve-month period within the last three years;

(c)

(i) the director is a current partner or employee of a firm that is our company’s independent auditor, (ii) the director has an immediate Family Member who is a current partner of such a firm, (iii) the director has an Immediate Family Member who is a current employee of such a firm and personally works on our company’s audit, or (iv) the director or an Immediate Family Member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time;

(d)

the director or the director’s Immediate Family Member is, or during the last three years, has been, part of an interlocking directorate in which a current executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employed the director (or any of his or her Immediate Family Members) as an executive officer;

(e)

the director is a current employee, or the director’s Immediate Family member is a current executive officer of a company that makes payments to, or receives payments (exclusive of charitable contributions that the Company discloses on its website or in its annual proxy statement) from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company;

(f)

the director has a material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company, or any of its consolidated subsidiaries. For this purpose, “material relationship” is defined as one in which the person, or an entity of which the director (or the director’s Immediate Family Member) is an employee, makes payments to, or receives payments from, our company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other entity’s consolidated gross revenues.

A-1

5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)

A member of the Audit Committee may not receive consulting, advisory or other compensatory fees from our company, or any of its consolidated subsidiaries, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board (compensatory fees do not include the receipt of fixed amounts under a retirement plan (including deferred compensation) for prior service with our company or any of its consolidated subsidiaries, provided that such compensation is not contingent in any way on continued service).

(b)	No member of the Audit Committee may be an “affiliated person” of our company, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6.	The number of boards on which a director may sit may be reviewed on a case-by-case basis by the Board.

7.

The Board has not established term limits for directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing our company to lose the contributions of directors who have been able to develop, over a period of time, increasing insight into our company and its operations, thereby increasing their contributions to our company. However, in order to promote both continuity and turnover, and to further the expectation that Board members will be very actively involved in both the affairs of our company and the communities which our company serves, the Board will normally not nominate a person who would be serving on the Board after the age of 75.

8.

Each director shall be obligated to notify the Chairman of the Board of our company promptly upon learning of any fact which causes such director not to be considered an Independent Director, as set forth in paragraph 4 above, or if any entity of which such director is an officer or director becomes a competitor of our company. The Nominating and Corporate Governance Committee shall review the situation and make a prompt recommendation to the Board.

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APPENDIX B

Provisions of By-Laws Regarding Director Nominations

Section 3.3 Nominations and Qualifications of Directors.

(1)

Nominations of candidates for election as directors at an annual meeting of shareholders may only be made (i) by, or at the direction of, the Board of Directors or (ii) by any shareholder of the Corporation who is entitled to vote at the meeting and who complies with the procedures set forth in the remainder of this Section 3.3.

(2)

If a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, the shareholder must have given timely notice thereof to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the Principal Office (i) not less than one hundred twenty (120) days prior to the first anniversary of the date that the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; (ii) a reasonable time before the Corporation begins to print and mail its proxy materials if the date of this year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting; or (iii) not more than seven (7) days following the delivery to shareholders of the notice of annual meeting with respect to the current year’s annual meeting, if the Corporation did not release a proxy statement to shareholders in connection with the previous year’s annual meeting, or if no annual meeting was held during such year.

(3)

A shareholder’s notice to the Secretary under Section 3.3(2) shall set forth, as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by such person and (iv) if the Corporation at such time has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other information relating to such person required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act, including but not limited to information required to be disclosed by Schedule 14A of Regulation 14A, and any other information that the shareholder would be required to file with the Securities and Exchange Commission in connection with the shareholder’s nomination of such person as a candidate for director or the shareholder’s opposition to any candidate for director nominated by, or at the direction of, the Board of Directors. In addition to the above information, a shareholder’s notice to the Secretary under Section 3.3(2) shall (A) set forth (i) the name and address, as they appear on the Corporation’s books, of the shareholder and of any other shareholders that the shareholder knows or anticipates will support any candidate or candidates nominated by the shareholder and (ii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by the shareholder and by any such other shareholders and (B) be accompanied by a statement in the form of a record, executed and acknowledged by each candidate nominated by the shareholder, that the candidate agrees to be so nominated and to serve as a director of the Corporation if elected at the annual meeting.

(4)

The Board of Directors, or a designated committee thereof, may reject any shareholder’s nomination of one or more candidates for election as directors if the nomination is not made pursuant to a shareholder’s notice timely given in accordance with the terms of Section 3.3(2). If the Board of Directors, or a designated committee thereof, determines that the information provided in a shareholder’s notice does not satisfy the requirements of Section 3.3(3) in any material respect, the Secretary of the Corporation shall notify the shareholder of the deficiency in the notice. The shareholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five (5) days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of Section 3.3(3) in any material respect, then the Board of Directors or such committee may reject the shareholder’s notice.

B-1

(5)

Notwithstanding the procedures set forth in Section 3.3(4), if a shareholder proposes to nominate one or more candidates for election as directors at an annual meeting, and neither the Board of Directors nor any committee thereof has made a prior determination of whether the shareholder has complied with the procedures set forth in this Section 3.3 in connection with such nomination, then the chairman of the annual meeting shall determine and declare at the annual meeting whether the shareholder has so complied. If the chairman determines that the shareholder has so complied, then the chairman shall so state and ballots shall be provided for use at the meeting with respect to such nomination. If the chairman determines that the shareholder has not so complied, then, unless the chairman, in his or her sole and absolute discretion, determines to waive such compliance, the chairman shall state that the shareholder has not so complied and the defective nomination shall be disregarded.

(6)

All directors of the Corporation shall be at least twenty-one years of age. Directors need not be shareholders or residents of the State of Washington. At each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors.

B-2

1

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

As an alternative to completing this form, you may enter your voting instructions by telephoning 1-866-458-9858, or going to WWW.MYPROXYONINE.COM, and following the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby constitutes and appoints Thomas L. McKeirnan, Julie Shiflett and John J. Russell, Jr. and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated on the reverse side, all shares of Common Stock of Red Lion Hotels Corporation that the undersigned would be entitled to vote if present in person at the Annual Meeting of Shareholders of Red Lion Hotels Corporation to be held on Tuesday, May 19, 2020 at 9:00 a.m. MDT at Red Lion Hotels Corporation, 1550 Market Street, Suite 500, Denver, Colorado, 80202 and at any adjournments thereof, on all matters that may come before the meeting, including matters incident to the conduct of the meeting and any shareholder proposal omitted from the proxy statement and this proxy pursuant to the rules of the Securities and Exchange Commission.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

(Continued and to be signed on the reverse side)

COMMENTS:

1.1

14475

ANNUAL MEETING OF SHAREHOLDERS OF

RED LION HOTELS CORPORATION

May 19, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.myproxyonline.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call **1-866-458-9858** from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033333333333300000 6

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED:

- **"FOR"** THE ELECTION OF ALL DIRECTORS LISTED IN PROPOSAL 1
- **"FOR"** PROPOSALS 2 and 3
- IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors recommends a vote **"FOR ALL NOMINEES"** listed in Proposal 1, **"FOR"** Proposals 2 and 3.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

1. TO ELECT NINE DIRECTORS TO THE BOARD OF DIRECTORS:

	FOR	AGAINST	ABSTAIN
R. CARTER PATE	☐	☐	☐
FREDERIC F. "JAKE" BRACE	☐	☐	☐
LINDA C. COUGHLIN	☐	☐	☐
TED DARNALL	☐	☐	☐
JANET L. HENDRICKSON	☐	☐	☐
JOSEPH B. MEGIBOW	☐	☐	☐
KENNETH R. TRAMMELL	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.